Exhibit No.10.0 December 23, 2005 Notice of Default and List of Items not corrected.


December  23,  2005


Software  Technology  and  Consulting,  Inc.

Re:  NOTICE  OF  DEFAULT

Pursuant to Section 15.2 of the Software Development Agreement ("Agreement") dated February 14, 2005 by and between Software Technology and Consulting, Inc., ("STC") and Seamless Peer 2 Peer, Inc., ("Seamless"), Seamless hereby notifies STC That it has breached material provisions of the Agreement as described on the attached listing.

As per Section 14 of the Agreement, STC shall have thirty (30) days from effective receipt of this notice, or December 24, 2005, to cure the defaults or Seamless may declare the Agreement terminated and seek redress under the terms of Section 16.

Software Technology and Consulting, Inc., and you are well advised to give these matters you most immediate attention. This is a very serious situation. Therefore you should govern you actions accordingly.


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